Exhibit 5.1

September 12, 2012

Education Management Corporation

210 Sixth Avenue, 33rd Floor

Pittsburgh, PA 15222

Ladies and Gentlemen:

I have acted as counsel to Education Management Corporation, a Pennsylvania corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “1933 Act”) for the registration of 16,900,000 shares (the “Shares”) of Common Stock, par value $0.01 per share, of the “Company, which Shares are to be issued from time to time to employees, directors, consultants and advisors of the Company or any of its affiliates in connection with the Education Management Corporation 2012 Omnibus Long-Term Incentive Plan (the “Plan”).

For purposes of rendering this opinion, I have examined copies of the Plan, the Registration Statement, the Company’s Amended and Restated Articles of Incorporation and Amended and Restated By-Laws, and the corporate action of the Company that provides for the issuance of the Shares, and have made such other investigation as I have deemed appropriate. I have examined and relied upon certificates of public officials. In rendering my opinion, I also have made the assumptions that are customary in opinion letters of this kind. I have not verified any of those assumptions.

The opinion set forth below is limited to the law of the Commonwealth of Pennsylvania, including the applicable provisions of the Pennsylvania Constitution and reported judicial decisions interpreting those laws. Based upon and subject to the foregoing and the additional qualifications and other matters set forth below, it is my opinion that the Shares are duly authorized for issuance by the Company and, when issued in accordance with the terms of the Plan, will be validly issued, fully paid, and nonassessable.

The foregoing opinions are rendered as of the date of this letter. I assume no obligation to update or supplement any of such opinions in order to reflect any changes of law or fact that may occur. This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the 1933 Act.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving consent I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Yours truly,

/s/ Amanda J. Skov

Amanda J. Skov

Vice President, Securities Counsel

Education Management Corporation